Section 2: EX-99.1

Press Release
Contact:
James F. Ropella
Senior Vice President and CFO
First Business Financial Services, Inc.
608-232-5970
jropella@firstbusiness.com

First Business Financial Services
Announces Dividend
MADISON, WI –March 14, 2013 – First Business Financial Services, Inc. (NASDAQ: FBIZ) announced that its board of directors has declared a quarterly cash dividend on its common stock of $0.14 per share, doubling the previous quarterly dividend of $0.07 per share which has been maintained for the past 20 quarters. The 2013 annualized dividend amount is $0.56 per share. The cash dividend is payable on April 15, 2013 to shareholders of record at the close of business on April 1, 2013.

Corey Chambas, President & CEO, stated, "Our strong capital position and earnings momentum demonstrate First Business' ability to continue producing sustainable earnings - earnings which we believe can comfortably support both future investment in growth and increased returns to shareholders. Measured against 2012 diluted earnings per share of $3.29, the increased dividend represents a modest and sustainable 17% payout ratio, allowing flexibility for future investment in growth."

About First Business Financial Services, Inc.
First Business Financial Services (NASDAQ:FBIZ) is a $1.2 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the 2nd largest Wisconsin-based commercial bank holding company listed on NASDAQ or NYSE. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

The First Business Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2667

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